EXHIBIT 10.2

SETTLEMENT AND RELEASE AGREEMENT

             THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of October, 2003, by and between TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and GRAND CHEER COMPANY LIMITED, a British Virgin Islands Corporation (“Grand Cheer”).

RECITALS:

A.

The Company and Grand Cheer are parties to that certain Promissory Note, dated as of July 11, 2002, in the original principal amount of One Million Dollars ($1,000,000) (the ”Note”), which is secured by certain of the Company’s C-3 Rapid Cook Ovens (the ”Collateral”) and which carried a finance charge in the amount of Two Hundred Thousand Dollars ($200,000) (the “Finance Charge”).

B.	The Note, which by its terms was due and payable in full on October 15, 2002, has not been paid by the Company.

C.

The Company and Grand Cheer are parties to that certain Warrant Agreement, dated as of March 19, 2001, pursuant to which Grand Cheer was granted the right to purchase up to one million (1,000,000) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a purchase price of $1.20 per share (the “Warrant”).

D.

Grand Cheer is the record and beneficial owner of twenty thousand (20,000) shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Shares”), which shares are convertible into two million (2,000,000) shares of Common Stock.

E.	As a result of the Company’s failure to pay the Note when due, all rights under the Warrant have vested and the Warrant is presently exercisable in full.

F.

The Company is currently negotiating with OvenWorks, LLLP, a Georgia limited liability limited partnership (“OvenWorks”), the terms of a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which OvenWorks (together with other investors for which it serves as nominee) would acquire shares of the Company’s Series D Preferred Stock representing approximately fifty-eight percent (58%) of the Company’s outstanding capital stock on a fully-diluted, as-converted basis (the ”Transaction”).

G.	The Company and Grand Cheer desire to enter into this Agreement to set forth their understandings with respect to certain matters.

             NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Payment to Grand Cheer; Issuance of Shares.

(a)

Within five (5) business days following consummation of the Transaction, the Company shall pay, or cause to be paid, to Grand Cheer, by check or wire transfer to such account as is specified by Grand Cheer, the sum of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Payment”), which amount represents the original principal amount of the Note plus interest from the period from October 16, 2002 through the date hereof.

(b)

Within fifteen (15) business days following consummation of the Transaction, the Company shall, in exchange for the Finance Charge due and owing to Grand Cheer, issue to Grand Cheer such number of shares of the Company’s Common Stock as is equal to the amount of the Finance Charge divided by the as-converted price per share of Common Stock being paid by OvenWorks in the Transaction (the “Shares”).

2.

Acknowledgment of Satisfaction.  The Company and Grand Cheer acknowledge and agree that (a) the receipt by Grand Cheer of the Payment and the Shares shall be in complete satisfaction of any and all amounts due and owing from the Company to Grand Cheer pursuant to the Note, (b) upon receipt by Grand Cheer of the Payment and the Shares, (i) such note shall be cancelled and extinguished, and the original of such Note shall be marked “Paid In Full” or “Cancelled” and shall be returned promptly to the Company, (ii) all claims of Grand Cheer with respect to the Collateral shall be released, and (iii) Grand Cheer promptly shall take such actions, including making any filings required by any state, municipality or other jurisdiction, as are necessary to terminate, or cause to be terminated, any financing statements or similar filings with respect to the Collateral.

3.

Amendment to Warrant.  The Company and Grand Cheer agree that, upon the receipt by Grand Cheer of the Payment and the Shares, the Warrant shall, with no further action on the part of the Company or Grand Cheer, be amended to provide that the total number of shares of Common Stock subject to the warrant shall be eight hundred thousand (800,000) shares, subject to adjustment as provided in Section 5 of the Warrant.  Except as specifically amended by this Section 3, the Warrant, including without limitation the exercise price of One Dollar and 20/100 ($1.20) per share thereunder, shall remain in full force and effect.

4.	Release.

(a)

Grand Cheer, for itself and its respective past, present and future agents, successors, heirs, representatives, and assigns, hereby releases and forever discharges the Company, and all of its affiliates, and its past, present and future officers, directors, stockholders, affiliates, agents, servants, representatives, attorneys, employees, predecessors, successors, subrogees and assigns, of and from all liability, rights, claims, counterclaims, demands, damages, costs, expenses, actions, causes of action, suits of liability and controversies of every kind and description whatsoever, whether known or unknown, involving any claims or counterclaims which were or could have been raised by Grand Cheer against the Company in connection with or arising from Grand Cheer’s acquisition and ownership of the Series B Shares, the Note, or otherwise arising out of anything that has occurred up through the date hereof.  For the avoidance of doubt, this release shall not be interpreted to include and shall expressly exclude all matters arising from or related to the breach, performance and non-performance of this Agreement, or the Voting Agreement attached hereto as Exhibit A.

(b)

The Company, for itself and its respective past, present and future agents, successors, heirs, representatives, and assigns, hereby releases and forever discharges Grand Cheer, and all of its affiliates, and its past, present and future officers, directors, stockholders, affiliates, agents, servants, representatives, attorneys, employees, predecessors, successors, subrogees and assigns, of and from all liability, rights, claims, counterclaims, demands, damages, costs, expenses, actions, causes of action, suits of liability and controversies of every kind and description whatsoever, whether known or unknown, involving any claims or counterclaims which were or could have been raised by the Company against Grand Cheer in connection with or arising from Grand Cheer’s acquisition and ownership of the Series B Shares, the Note, or otherwise arising out of anything that has occurred up through the date hereof.  For the avoidance of doubt, this release shall not be interpreted to include and shall expressly exclude all matters arising from or related to the breach, performance and non-performance of this Agreement, or the Voting Agreement attached hereto as Exhibit A.

(c)

It is expressly understood and agreed by the Company and Grand Cheer that the releases in Section 4(a) and Section 4(b) of this Agreement are intended to and do cover any and all losses, injuries, damages and claims of every kind and nature whatsoever, whether direct or indirect, known or unknown, suspected or unsuspected relating to the matters released therein (the “Released Matters”).  The Company and Grand Cheer acknowledges that each may hereafter discover facts different from, or in addition to, those which they now know to be or believe to be true with respect to the Released Matters, and the Company and Grand Cheer agree that this Agreement and the releases contained in Section 4(a) and Section 4(b) shall be effective and shall remain effective in all respects, notwithstanding any such different or additional facts and the subsequent discovery thereof.

5.

Conversion of Series B Preferred Stock.  Grand Cheer and the Company hereby agree that they shall take all such action as is necessary pursuant to and in accordance with the terms of the Company’s Certificate of Incorporation, as amended, and the Certificate of Designation of the Company’s Series B Convertible Preferred Stock, including but not limited to the return of all outstanding share certificates and the issuance of new share certificates in exchange therefore, to convert each of the outstanding Series B Shares into shares of the Company’s Common Stock, prior to close of business on October 24, 2003.

6.

Voting Agreement.  Simultaneously herewith, and as a condition to the effectiveness of this Agreement, Grand Cheer shall execute the form of Voting Agreement attached hereto as Exhibit A, pursuant to which, among other things, Grand Cheer shall agree to vote its shares of the Company’s capital stock:

(a)

in favor of approval of the Purchase Agreement, the transactions contemplated thereby, any other matter necessary for the consummation of the transactions contemplated thereby and considered and voted upon by the stockholders of the Company at any such meeting of stockholders or in such written consent;

(b)

against approval of any proposal made in opposition to or in competition with the consummation of the transactions contemplated by the Purchase Agreement or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement, or of Grand Cheer under the Voting Agreement; and

	(c)	in favor of any amendment to the Certificate of Incorporation of the Company to increase the number of shares of Common Stock authorized thereunder.

7.	Warranty of Capacity to Execute Agreement. Each of the Company and Grand Cheer represents and warrants that:

	(a)	it has the right and authority to execute this Agreement and to receive the consideration, if any, specified in it for itself;

	(b)	no other person or entity has any interest in any of its claims, demands, obligations and causes of action referred to in this Agreement;

	(c)	it has not sold, assigned, transferred, conveyed or otherwise disposed of any of its claims, demands, obligations and causes of action referred to in this Agreement; and

(d)

there are no other persons or entities who now have or may hereafter acquire any of its rights to proceed on any action, claim, demand, obligation, cause of action, or controversy arising out of or relating in any manner whatsoever to any of its claims, counterclaims, demands, obligations and causes of action referred to in this Agreement.

8.

No Admission of Liability.  Nothing contained in this Agreement, any documents being executed and delivered in furtherance of this Agreement, nor any other actions taken in furtherance of this Agreement, shall constitute or be deemed or construed as an admission of liability or wrongdoing or of any position whatsoever in connection with any matters addressed in the Agreement.

9.

Confidentiality.  Except as may be required by law or compelled by legal process, the Company and Grand Cheer agree that the negotiations and/or considerations leading to this Agreement, the existence of this Agreement, and the terms of this Agreement are strictly confidential, and neither the Company nor Grand Cheer shall disclose its existence or discuss its terms with any other person or entity, save for their professional advisors who are under a duty of confidentiality with respect thereto.  Except as may be required by law or compelled by legal process, the Company and Grand Cheer further agree to take all necessary actions to preserve the confidentiality of the fact, existence, and terms of, and the negotiations and/or considerations leading to this Agreement.

10.

Certain Acknowledgments.  The Company and Grand Cheer each declare and acknowledge that they have read and understand the terms of this Agreement, that they have been represented by their attorneys with regard to the execution of this Agreement and that they have executed this Agreement voluntarily after consultation with their attorneys and without being pressured or influenced by any statement or representation made by any person acting on behalf of the opposing party or anyone else.

11.	Miscellaneous.

(a)

Neither the Company nor Grand Cheer shall assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent may not be unreasonably withheld.

(b)

This Agreement is binding upon the Company and Grand Cheer, each and every one of their successors (by merger or otherwise), subsidiaries, parents, affiliates, heirs, executors, legal representatives, and assigns.

	(c)	This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of New York without regard to its conflicts of laws rules.

(d)

This Agreement shall be deemed to have been drafted by each of the Company and Grand Cheer and any uncertainty or ambiguity shall not be construed or interpreted to favor one party over any other party as the draftsperson.

(e)

In the event that any provision of this Agreement is declared illegal, invalid, or unenforceable, such declaration shall only render that provision ineffective and shall not affect the enforceability of any other term or condition of this Agreement.  With respect to any provisions declared illegal, invalid, or unenforceable, the Company and Grand Cheer shall negotiate in good faith, and consistent with economic and business intentions reflected in the Agreement, to replace such provisions with valid and enforceable provisions.

(f)

The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall not constitute waiver of any such breach or any other covenant, duty, agreement, or condition.

(g)

Except as expressly provided in this Agreement, this Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and no other person or entity shall have any rights, interests, or claims hereunder as a third party beneficiary or otherwise.

(h)

This Agreement sets forth the entire agreement and understanding of the Company and Grand Cheer and shall supersede any and all prior agreements, commitments and oral or written representations by and between the Company and Grand Cheer and their representatives or agents prior to the date of this Agreement.  This Agreement may not be rescinded, canceled, terminated, supplemented, amended or modified in any manner whatsoever without the prior written consent of the Company and Grand Cheer.

(i)

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Any party may execute this Agreement by executing any such counterpart.  Signatures transmitted by facsimile shall be binding.

(j)	All dollar amounts referred to herein are in United States dollars.

[signatures on following page]

          IN WITNESS WHEREOF, the Company and Grand Cheer have caused this Agreement to be executed as of the day and year first set forth above.

TURBOCHEF TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Bogatin

	Name:	Jeffrey B. Bogatin
	Title:	Chairman

GRAND CHEER COMPANY LIMITED
For and on behalf of
S.B. VANWALL LTD.
S.B. Vanwall Ltd.
Director

EXHIBIT A

Form of Voting Agreement

(attached)